EXHIBIT 5.1

                      Wilson, Sonsini, Goodrich and Rosati

                               650 Page Mill Road

                        Palo Alto, California 94304-1050





                                  July 12, 2000

Novell, Inc.
1800 South Novell Place
Provo, Utah, 84606

Re:   Novell, Inc. 2000 Stock Plan

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 12, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended; 16,000,000 Common Stock shares reseverd for the Nonqualified Stock Option Plan and 16,000,000 shares of your Common Stock reserved for issuance under the Novell, Inc. 2000 Stock Plan (collectively referred to as the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

         It is our opinion that, when issued and sold in the respective manners referred to in the Plans, and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.



                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation



                                       /s/WILSON SONSINI GOORDRICH & ROSATI,P.C.